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[RADIAN LETTERHEAD]




                                              CONTACT:
                                              William Campbell, 212 254.6670

                          AMERIN/CMAC MERGER COMPLETE;
                 MERGED COMPANY, RADIAN, NOW #2 MORTGAGE INSURER

         PHILADELPHIA, Pa., June 9, 1999 -- The stockholders of Amerin Corporation (NASDAQ:AMRN) and CMAC Investment Corporation (NYSE: CMT) today approved the merger of their two companies. Following the stockholder approval, the companies completed the direct merger of Amerin into CMAC.

         The combined entity will operate under the name Radian Group Inc. and trade on the New York Stock Exchange under the symbol "RDN." Radian Group Inc. is the parent of Radian Guaranty Inc., which is the nation's second largest mortgage insurer. Radian has:

         -        An 18.3% first-quarter market share

         -        Assets of $1.6 billion and equity of $1.0 billion

         -        $85 billion of insurance in force

         -        First quarter earnings of $37.4 million

         -        3,500 mortgage lender clients, including 26 of the top 30

         -        838 employees in 28 offices nationwide

         Frank P. Filipps, chairman and chief executive officer of Radian, said:
"This merger creates a larger, stronger company capable of delivering greater value to our stockholders and our clients. Radian has the creative and financial strength to accelerate the transformation of mortgage insurance, making these MI products more efficient and profitable for lenders, and more attractive to borrowers. We want to thank our stockholders, our employees and the clients of both Amerin and CMAC for the confidence they have shown in the potential of Radian. We intend to keep on earning it."


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Radian
Add One

         In the merger, Amerin stockholders receive .5333 shares of Radian common stock for each Amerin share. Taking into account the effect of the merger, there are approximately 36.9 million shares of Radian common stock outstanding.

         Radian Group Inc. is the parent company of Radian Guaranty Inc. The company provides private mortgage insurance and risk management services to mortgage lenders nationwide; these services increase homeownership opportunities by helping people to buy homes with down payments of less than 20 percent. Private mortgage insurance protects lenders from default-related losses on residential first mortgages and facilitates the sale of low-down-payment mortgage loans in the secondary market.

         The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

         The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the following risks: that interest rates may increase rather than remain stable or decrease; that housing demand may decrease for any number of reasons, including changes in interest rates, adverse economic conditions, or other reasons; that Radian's market share may decrease as a result of changes in underwriting criteria by Radian or its competitors, or other reasons; and changes in the performance of the financial markets, in the demand for and market acceptance of Radian products, increased competition from government programs and the use of substitutes for mortgage insurance, and in general conditions. Investors are also directed to other risks discussed in documents filed by Radian with the Securities and Exchange Commission.

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